UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         UNITED THERAPEUTICS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91307C102
                                    ---------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages

--------------------------                                    ------------------
CUSIP No. 91307C102                   13G                     Page 2 of 9 Pages
--------------------------                                    ------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC

---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF
SHARES                ----- ---------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED
BY                                  1,267,900
EACH                  ----- ---------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                                    0
                      ----- ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                    1,267,900
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,267,900
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.3%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 2 of 9 pages

--------------------------                                    ------------------
CUSIP No. 91307C102                   13G                     Page 3 of 9 Pages
--------------------------                                    ------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]

                                                                  (b) [X]

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF
SHARES               ------ ---------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED
BY                          1,267,900
EACH                 ------ ---------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,267,900
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,267,900
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.3%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 3 of 9 pages

--------------------------                                    ------------------
CUSIP No. 91307C102                   13G                     Page 4 of 9 Pages
--------------------------                                    ------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]

                                                                (b) [X]

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
           --------------------------------------------------------------------

           Delaware
-------------------- ------ ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF
SHARES               ------ ---------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED
BY                          50,000
EACH                 ------ ---------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            50,000
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           50,000
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.2%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 4 of 9 pages

--------------------------                                    ------------------
CUSIP No. 91307C102                   13G                     Page 5 of 9 Pages
--------------------------                                    ------------------

---------- --------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- --------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]

                                                                (b) [X]

---------- --------------------------------------------------------------------
        3  SEC USE ONLY

---------- --------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ---------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF
SHARES               ------ ---------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED
BY                          1,317,900
EACH                 ------ ---------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ---------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,317,900
---------- --------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,317,900
---------- --------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5%
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 5 of 9 pages

Item 1(a)      Name of Issuer:
               --------------

               United Therapeutics Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               110 Spring Street
               Silver Spring, ND  20910

Items 2(a)     Name of Person Filing:

               This statement is being filed by (i) S.A.C. Capital Advisors, LLC ("SAC Capital Advisors"), (ii) S.A.C. Capital Management, LLC ("SAC Capital Management"), (iii) Sigma Capital Management,
               LLC ("Sigma Capital Management") and (iv) Steven A. Cohen.

Item 2(b)      Address of Principal Business Office:
               ------------------------------------

               (i), (ii), (iii) and (iv):
               777 Long Ridge Road
               Stamford, Connecticut 06902

Item 2(c)      Citizenship:

               (i): Delaware
               (ii): Delaware
               (iii): Delaware
               (iv): United States

Item 2(d)      Title of Class of Securities:
               ----------------------------

               Common Stock, par value $.01 per share

Item 2(e)      CUSIP Number:
               ------------

               91307C102

Item 3         Not Applicable

Item 4         Ownership:
               ---------

Of the securities reported on herein, 825,100 shares are held by S.A.C. Capital Associates, LLC, an Anguillan limited liability company ("SAC Capital Associates"), 442,800 shares are held by S.A.C. Healthco Fund, LLC, an Anguillan limited liability company ("SAC Healthco"), and 50,000 shares are held by Sigma Capital Associates, LLC, an Anguillan limited liability company ("Sigma Capital Associates"). Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC

                               Page 6 of 9 pages

Capital Associates and SAC Healthco. Pursuant to an investment management agreement, Sigma Capital Management maintains all investment and voting power with respect to the securities held by Sigma Capital Associates. Accordingly,
(i) each of SAC Capital Advisors and SAC Capital Management may be deemed to be the beneficial owner of the securities held by SAC Capital Associates and SAC Healthco reported herein for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), and (ii) Sigma Capital Management may be deemed the beneficial owner of the securities held by Sigma Capital Associates reported on herein for purposes of Rule 13d-3 under the Exchange Act.

Steven A. Cohen is (i) the President and Chief Executive Officer of SAC Capital Advisors, the Managing Member of which is a corporation wholly owned by Mr. Cohen, (ii) the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of SAC Capital Management, and (iii) the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of Sigma Capital Management. Accordingly, Mr. Cohen may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Exchange Act. Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Item 4(a)      Amount Beneficially Owned:
               -------------------------

               1,317,900

Item 4(b)      Percent of Class:
               ----------------

               6.5%

Item 4(c)      Number of shares as to which such personhas:
               -------------------------------------------

               (i)    Sole power to vote or to direct the vote:  0

               (ii)   Shared power to vote or to direct the vote:  1,317,900

               (iii)  Sole power to dispose or to direct the  disposition of: 0

               (iv)   Shared power to dispose or to direct the disposition of:
                      1,317,900

Item 5         Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


                               Page 7 of 9 pages

Item 6        Ownership of More than Five Percent on Behalf of Another Person:
              ---------------------------------------------------------------

              SAC Capital Associates and SAC Healthco have the right to receive dividends on, and proceeds from the sale of, the shares reported on this statement as beneficially owned by SAC Capital Advisors, SAC Capital Management, and Mr. Cohen. Sigma Capital Associates has the right to receive dividends on, and proceeds from the sale of, the shares reported on this statement as beneficially owned by Sigma Capital Management and Mr. Cohen.

Item 7        Identification and Classification of the
              ----------------------------------------
              Subsidiary Which Acquired the Security Being
              --------------------------------------------
              Reported on By the Parent Holding Company:
              -----------------------------------------

              Not Applicable

Item 8        Identification and Classification of Members
              ---------------------------------------------
              of the Group:
              ------------

              Not Applicable


Item 9        Notice of Dissolution of Group:
              ------------------------------

              Not Applicable

Item 10       Certification:
              -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 8 of 9 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 2002

S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


SIGMA CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


                                Page 9 of 9 pages